INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Finjan Holdings, Inc. on Form S-3 of our report dated March 13, 2014, with respect to our audits of the consolidated financial statements of Finjan Holdings, Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and our report dated March 13, 2014 with respect to our audit of the effectiveness of internal control over financial reporting of Finjan Holdings, Inc. as of December 31, 2013  appearing in the Annual Report on Form 10-K of Finjan Holdings, Inc. for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

Marcum llp
New York, NY
July 11, 2014